Monaker Group, Inc. 8-K

Exhibit 10.1

DEBT CONVERSION AND VOTING AGREEMENT

This Debt Conversion and Voting Agreement (this “Agreement”) dated August 24, 2017, is by and between, Monaker Group, Inc., a Nevada corporation (“Monaker”) and Mark A. Wilton, an individual (“Wilton”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, Monaker has previously issued various promissory notes to Wilton, which as of the date of this Agreement have an aggregate principal balance of $1,409,326 (the “Amount Owed”) and are due and payable on December 17, 2017 (the “Notes”);

WHEREAS, the Notes accrue interest at the rate of 6% per annum and the total monthly interest due to Wilton currently totals $15,000 per month;

WHEREAS, the Notes allow Wilton the right to convert the amount due under such Notes into common stock, $0.00001 par value per share of Monaker (“Common Stock”), at a fixed rate of $5.00 per share and allow Monaker to force the conversion of the Notes into Common Stock at a conversion price equal to 80% of the 5 day trailing average closing price of the Common Stock;

WHEREAS, Monaker desires to convert the $1,409,326 balance of the Notes into an aggregate of 704,663 shares of Common Stock (the “Conversion Shares”) in consideration for the cancellation and forgiveness of the Amount Owed under the Notes, including all accrued interest thereon (the “Amount Converted”) and the termination of the Notes, and to pay Wilton the Monthly Payments (as defined below) provided that Wilton agrees to the terms and conditions of this Agreement, including the Voting Rights set forth below;

WHEREAS, Wilton agrees to convert the Amount Converted into the Conversion Shares and the requirement for Monaker to pay the Monthly Payments and to terminate the Notes, pursuant to the terms of this Agreement (the “Conversion”) and to also provide the Voting Rights set forth below; and

WHEREAS, the Parties desire to set forth in writing herein the terms and conditions of their agreement and understanding concerning Conversion, requirement to pay the Monthly Payments and the Voting Rights set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto agree as follows:

1.

Conversion and Forgiveness of Amount Converted and Notes.

(a)

In consideration and in full satisfaction of the forgiveness of the entire Amount Converted and cancellation, termination and forgiveness of all of the Promissory Notes evidencing amounts owed by Monaker to Wilton, Monaker agrees to (i) issue Wilton the Conversion Shares; and (ii) pay Wilton $45,000 in cash, payable at the rate of $15,000 per month, on September 15, 2017, October 15, 2017 and November 15, 2017 (the “Monthly Payments”).

(b)

Wilton is the sole owner of the Amount Converted and Notes and has good and marketable title to the Amount Converted and Notes, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Wilton has sole managerial and dispositive authority with respect to the Amount Converted.

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2.

Voting Rights.

In partial consideration for the Conversion, Wilton agrees to the following:

(a)

Wilton shall not, except with the written approval of Monaker, directly or indirectly, sell, transfer, pledge, assign, gift-over, hedge or otherwise dispose of, or enter into any contract, option, derivative arrangement or other arrangement (including any profit-sharing arrangement) or understanding with respect to, or create any lien on, the sale, transfer, gift-over, hedge pledge, assignment or other disposition (including any options or warrants to purchase shares) of, (i) the Conversion Shares, (ii) any other shares of Common Stock of Monaker which Wilton holds as of the date of this Agreement and (iii) any other voting shares of Monaker which Wilton should obtain rights to or ownership of after the date of this Agreement and prior to the Voting Rights Termination Date (as defined below)(collectively (i) through (iii), the “Wilton Shares”), to any person (any such action, a “Transfer”).

(b)

Wilton shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or other authorization or consent or otherwise, with respect to the Wilton Shares or (ii) take any other action that would in any way restrict, limit, contravene or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or make any representation or warranty of Wilton herein untrue or incorrect in any material respect.

(c)

Any action taken in violation of the Section 2(a) or Section 2(b) shall be null and void ab initio. If any involuntary Transfer of any of the Wilton Shares shall occur (including, but not limited to, a sale by Wilton’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold Wilton Shares subject to all of the restrictions, liabilities and rights under this Agreement and the Voting Rights, which shall continue in full force and effect until the Voting Rights Termination Date (as defined below).

(d)

At any meeting (annual, special or otherwise) of the shareholders of Monaker or in connection with any shareholder consent or approval of the shareholders of Monaker, including, in each case above, but not limited to in connection with the approval of authority for the Board of Directors of Monaker to approve a reverse stock split, the appointment of all Board of Directors recommended nominees as members of the Board of Directors, the approval of an equity stock plan, the approval of the executive compensation of Monaker and the frequency of the vote on such executive compensation, as well as the ratification of Monaker’s auditors, and any other or alternative proposals recommended or requested by the Board of Directors of Monaker (collectively, the “Actions”), or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to such matters is sought, Wilton shall or shall cause the holder of record of the Wilton Shares on any applicable record date to, (i) appear at each such meeting or otherwise cause all of the Wilton Shares entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy (at the option of Monaker), or shall consent, execute a consent or cause to be executed a consent in respect of, the Wilton Shares (A) in favor of the Actions and (B) against (x) any action or agreement which could reasonably be expected to impede, interfere with, prevent, delay or adversely affect the Actions, and (y) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Wilton under this Agreement.

(e)

Wilton covenants and agrees that, beginning on the date of this Agreement and ending on the Voting Rights Termination Date, Wilton shall not and shall cause any affiliates or representative not to directly or indirectly take any action which could reasonably be expected to impede, interfere with, prevent, delay or adversely affect the Actions.

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(f)

Wilton agrees to permit Monaker to publish and disclose in Monaker’s information or proxy statement and related filings under the securities laws Wilton’s identity and ownership of the Wilton Shares and the nature of his commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

(g)

Wilton hereby irrevocably grants to, and appoints, William Kerby and any other individual who shall hereafter be designated by Monaker, Wilton’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Wilton, to vote the Wilton Shares, or grant a consent or approval in respect of such Wilton Shares, at any meeting of shareholders of Monaker or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Actions.

(h)

Wilton represents that any proxies heretofore given in respect of the Wilton Shares are not irrevocable, and that any such proxies are hereby revoked.

(i)

Wilton hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with Monaker’s execution of this Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Wilton under this Agreement. Wilton hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 2(j) herein. Wilton hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable law. Such irrevocable proxy shall be valid until the Voting Rights Termination Date.

(j)

The rights and obligations of this Section 2 (the “Voting Rights”) shall remain in effect until the earlier of August 22, 2020 and the date that Monaker provides Wilton written notice of its consent to termination of such Voting Rights.

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3.

Release.

(a)

In consideration for the Parties agreeing to enter into and to be bound by the terms and conditions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, (i) Monaker; and (ii) Wilton (each of (a)(i) and (a)(ii) for this purposes of this Section 3(a), a “Releasing Party” and collectively the “Releasing Parties”), on behalf of each of such Releasing Party’s and their affiliates, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge each other, and their current, past and future affiliates, agents, directors, officers, investors, servants, representatives, successors, shareholders, employees, administrators, predecessor and successor corporations, attorneys, and assigns (each as applicable, the “Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, which they ever had or now have, upon or by reason of any manner, cause, causes or thing whatsoever, arising from the beginning of time to the date of this Agreement, in law or equity and all rights, obligations, claims, demands, whether in contract, tort, or state and/or federal law (each a “Claim”) arising from or relating to, or associated with the Notes and Amount Owed, and any other Claims whatsoever that any Releasing Party has against any other Releasing Party as of the date of this Agreement, except for the obligations set forth herein (the “Release”).

(b)

The Releasing Parties acknowledge that there is a risk that, after execution of this Agreement, they may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon, or are related to, any facts underlying the releases set forth above in Section 3(a) (collectively the “Released Claims”), which had they been known or more fully understood, may have affected the Releasing Parties’ decisions to execute the Agreement as it currently is written. Each Releasing Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Releasing Parties, by entering into this Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Released Claims. In furtherance of the Releasing Parties’ intention, the releases given within this Agreement shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Releasing Party of the existence of any additional or different claims or the facts relative to any such claims. In furtherance of the Release, each Releasing Party waives any right such may have under any statutes and regulations, which state, in substance:

‘‘A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.’’

(c)

The Releasing Parties are not aware of any claims not being released herein against them.

(d)

The Releasing Parties agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity or otherwise, against the Released Parties, in any way arising out of or relating to the Released Claims. The Releasing Parties each acknowledge and agree that monetary damages alone are inadequate to compensate the other Party (or their assigns) for injury caused or threatened by a breach of this “Covenant Not to Sue” and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation of this Covenant Not to Sue is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this Section, however, shall be interpreted or construed to prohibit or in any way to limit the right of a non-breaching Released Party or of any of its assigns to obtain, in addition to injunctive relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue and Agreement.

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(e)

Notwithstanding the foregoing, any action or proceeding brought for breach of or to interpret or enforce the terms of this Agreement is excepted from each of the Covenants Not to Sue set forth above.

(f)

The Releasing Parties understand, acknowledge and agree that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases. Similarly, the Releasing Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered relating to the subject matter discussed above, shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(g)

The Parties hereto represent that each has not assigned, in whole or in part, any claim, demand and/or causes of action against any other Party, or their Affiliates, agents, officers, directors, servants, representatives, successors, employees, attorneys, or assigns to any person or entity prior to such Party’s execution of this Agreement.

4.

Effective Date. The “Effective Date” of this Agreement and the Conversion shall be 8:00 a.m. Eastern Standard Time on August 22, 2017.

5.

Full Satisfaction. Wilton agrees that he is accepting the Conversion Shares and Monthly Payments in full satisfaction of (i) the Amount Converted, and (ii) all obligations of Monaker under the Notes, all of which are being converted into the Conversion Shares and that as such Wilton will no longer have any rights of repayment against the Company as to the Amount Converted or under the Notes, which are being converted into Conversion Shares and the Monthly Payments pursuant to this Agreement.

6.

Mutual Representations, Covenants and Warranties.

(a)

The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(b)

The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either the Company or Wilton is a party or by which either the Company or Wilton is bound or affected.

(c)

Wilton hereby covenants that he will, whenever and as reasonably requested by the Company and at Wilton’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company may reasonably require in order to complete, insure and perfect the transactions contemplated herein, including, but not limited to the issuance of the Conversion Shares.

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(d)

Any individual executing this Agreement on behalf of a Party has authority to act on behalf of such Party and has been duly and properly authorized to sign this Agreement on behalf of such Party.

7.

Wilton Representations and Warranties.

(a)

Wilton is or will be acquiring the Conversion Shares, for his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Wilton can bear the economic risk of investment in the Conversion Shares, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Conversion Shares and is an “accredited investor” as defined in Regulation D under the Securities Act. Wilton recognizes that the Conversion Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Conversion Shares is registered under the Securities Act or unless an exemption from registration is available. Wilton has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Conversion Shares for his particular tax and financial situation and his respective advisers, if such advisors were deemed necessary, have determined that the Conversion Shares are a suitable investment for him. Wilton has not been offered the Conversion Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Wilton’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Wilton has had an opportunity to ask questions of and receive satisfactory answers from Monaker, or persons acting on behalf of Monaker, concerning the terms and conditions of the Conversion Shares and Monaker, and all such questions have been answered to the full satisfaction of Wilton. Neither Monaker, nor any other party, has supplied Wilton any information regarding the Conversion Shares or an investment in the Conversion Shares other than as contained in this Agreement, and Wilton is relying on his own investigation and evaluation of the Company and the Conversion Shares and not on any other information.

(b)

Wilton understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Conversion Shares in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.

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8.

Miscellaneous.

(a)

Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. No rights hereunder may be assigned by Wilton without the prior written approval of Monaker.

(b)

Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of this Agreement would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. Therefore, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required under this Agreement, then the other Party shall have the remedy of specific performance, and this remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which that Party might be entitled.

(c)

No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review, and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with, or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is expressly waived by all Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

(d)

Governing Law and Jurisdiction. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Florida without giving effect to principles of conflicts of law under Florida law. Each of the Parties: (a) irrevocably agrees that venue for any claim or dispute under this Agreement is proper in Broward County, Florida, irrevocably agrees that all claims and disputes may be heard and determined in Broward County, Florida, courts; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or subsequently have to the laying of venue in any proceeding brought in a Broward County, Florida, court.

(e)

Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the Parties regarding the subject matter of the Agreement and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent of such Party.

(f)

Headings; Gender. The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement. All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

(g)

Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

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(h)

Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

(i)

Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing“ include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the Exhibits attached hereto are incorporated herein by reference and made a part hereof with the same force and effect as if herein restated in full and all references herein to “Agreement” or similar terms shall mean this Agreement including all Exhibits hereto.

(j)

Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

(“Monaker”)

Monaker Group, Inc.

By:	/s/ William Kerby

Its:	CEO

Printed Name:	Bill Kerby

(“Wilton”)

/s/ Mark A. Wilton
Mark A. Wilton

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